Vincent F. Palagiano:

For the past 3 years, one of the things we’ve said to portfolio managers, or stock analysts, when we’re out on the road is that the Fed has created wonderful conditions for bank profits.

It appears that may continue for a while longer.

Dime Community Bancshares just completed its best year on record for earnings per share – 2 dollars and 6 cents.  We’re in our eighth year as a public company, and we’ve produced record earnings in each and every one of those years.  I often look at peer group statistics, and I’m pleased to say that we are always near the top in terms of absolute returns.

Excluding the effects of the one-time balance sheet restructuring in the 4th quarter, return on equity now stands at 18.8%.  Return on assets is 1.76%.  The efficiency ratio remains low at 33%.  Non-performing loans dropped again, and now represent only 2 basis points of loans.

The Company generated 25% new capital last year.  We repurchased over 1 million shares, and increased the quarterly cash dividend twice.  This morning we announced another increase in the quarterly cash dividend – an increase of 17.6% to 20 cents per share.

Loan originations broke another record – over 1.1 billion dollars in loans originated.  Our loan origination staff did an outstanding job managing the volume this year.

Deposits grew by 6% year over year in the midst of one of the most competitive deposit markets in years.  Core deposits grew by over 13%, and now represent 61% of total deposits.  Not only have we watched new competitors come, and old ones go, but the resurgent stock market also put pressure on the level of bank deposits.  Nevertheless, we posted a great performance even though we opened no new branches.

The interest rate environment continues to present a challenge, causing net interest income decline moderately throughout the year.  During a year in which the long bond reached its lowest level in 50 years, over a billion dollars of bank assets repriced, causing the yield on assets to drop by almost 100 basis points.  The strength of our business model as a multifamily lender is that, despite the impact on the bank’s net interest margin resulting from all the refinancing activity, we benefit from the prepayment fee income it generates.

We’re pleased to be continuing our relationship with Fannie Mae.  We sold over 89 million dollars of loans to Fannie Mae this year – mainly 7- and 10-year term products which we would not otherwise have held for portfolio at the time.

We’ve been discussing with Fannie Mae how we might help increase the volume of loan sales.  Since July, Fannie Mae rates have backed up in line with the increasing yields in the Treasury market.  As a result, portfolio lenders were able to offer more aggressive rate pricing than Fannie Mae in the local market.  Sometimes Fannie Mae pricing will be competitive, and sometimes not.  If you view Fannie Mae rates as the benchmark for risk-adjusted returns on multifamily loans, it’s clear that there have been times when portfolio lenders were prepared to accept lower returns to build portfolio or to retain market share.

For our own portfolio, however, 2004 looks like it could be another record-breaking year.  Today we have over 214 million dollars in the pipeline, of which152 million dollars is new money.

I’d like to thank our Board members, officers and staff for the fine job they did once again this year.  Thanks to your efforts, our company continues to outperform the sector, and with your help, it will continue to do so in the future.

Now, I’d like to ask Ken to review the Company’s financial performance.

Ken:  Thank you Vinny.

Earnings per share for the 4th quarter were a few cents ahead of our own expectations – mainly on the strength of additional prepayment fee income.  Loan prepayment speed once again exceeded 40% for the quarter.  There was a flurry of prepayment activity in December when borrowers were in a hurry to close before the new year, which had two effects: not only did it cause prepayment fees to rise but it also slowed our loan portfolio growth.

Contributing to the flat balance sheet growth this quarter was the completion of our previously announced balance sheet restructuring during the month of October.  Over $87 million in low-yielding assets and $82 million of higher-costing debt were removed from the balance sheet.  There was a negative cost of carry of about 300 basis points on those assets and liabilities and the transaction will be accretive to net interest margin by 13 basis points this year.  For the past 2 ½ years as rates trended down, we’ve had a practice of restructuring our borrowings with prepayment fees.  It’s an appropriate use of the unexpected prepayment fee income we’ve been receiving, used to benefit future periods.  We’ll continue to disclose our prepayment fees as long as they continue to be a substantial part of income, and also because we don’t believe that it’s a permanent source of revenue at these levels.  It will continue only as long as refinancing volumes remain high.  On the other hand, at times like this it is a welcome source of revenue for multifamily lenders that’s not available to single family lenders.

Our fourth quarter originations of 230.7 million dollars had an average rate of 4.96%, the only time this year we broke below the 5 percent level in a quarter.  Despite the low origination rate on new loans, there were a fair number of deals we lost due to rate during the quarter.  We want to avoid over-loading the portfolio with loans at such low yields having durations of 7 – 10 years.  Although 2003 was our highest year ever for refinancing, there still remains over $900 million dollars in loans with rates above 6 ½  percent – so the potential exists for further margin contraction.  For the year, the average rate on originations was 5.27%.

Our stock performed well last year, especially in the 4th quarter.  As a consequence the cost of some of the stock benefit plans rose.  Consequently, 1.1 million dollars of non-operating expense was recognized that accounted for nearly all of the increase in expenses for the quarter.  Going forward, the run rate on non-operating expenses will be about 10.2 million dollars a quarter in 2004.

Turning to guidance:  In our view there are three things we want to stay focused on right now: capital management, interest rate risk management, and asset growth rate.

Because the Company starts with a very high level of absolute returns compared to all other thrifts, in measures like Return on Equity and Return on Assets – we feel we have some flexibility to manage the balance sheet a little more prudently right now.

Over the last four quarters our earnings growth was one of the best in the industry even though there was very little asset growth.  Total assets ended the year at 2.9 billion, about where they were a year ago.  While earnings were growing, and interest rates were low, we restructured the balance sheet by shrinking borrowings, shrinking the securities portfolio, and focusing on the core businesses of multifamily lending and retail deposits.  Deposits especially helped sustain earnings growth.

Throughout this period, book value and tangible equity continued to grow.  As a result, the Company is in position to grow the balance sheet once again and by doing so drive earnings growth with asset growth – which is the more traditional way to grow earnings.

Unfortunately, in a way, the Fed continues to maintain low short-term interest rates, and bond rates remain volatile.

But with loan and deposit rates already at the lowest in a generation, it seems counterintuitive to us to be growing the balance sheet faster than we have to – especially when our absolute returns continue to be so good.  Even though deposits are a great source of low cost funds, it’s unlikely the Fed can hold these rates forever.

At this point in the business cycle, we’d like to hold open the opportunity of being in position to take advantage of market conditions when rates rise.

At this point, we expect 1st quarter’s earnings per share to be in a range of 47 – 51 cents.  There are a number of factors to watch that will affect the quarter.  Among the most important are: loan prepayment speed (which we’ve forecasted to be at about 32% in the 1st quarter, annualized), share repurchase volume, and securities investments.

We’ll probably increase our purchase of MBS assets this year as an additional short-term use of capital.  These securities have better cash flow characteristics than the 7- and 10-year multifamily loans.  We’re looking at paper having duration of about 3 years with very little extension risk.  It’ll be a good way to use some of our capital to improve earnings, and will also provide a pool of short-term liquidity for reinvestment later on when we anticipate rates will be higher.  The Company may add up to about 250 million dollars of securities using a combination of short- and long-term funding. The timing and amount will depend upon market conditions.

As we’ve seen over the past few quarters, conditions in the bond market can change pretty quickly.  We want to leave ourselves in a position to take advantage of changes in the marketplace.  For modeling purposes, we’re targeting asset growth to be in a range of 12 – 18% for the full year, even though the Company has the equity to grow assets much faster.  We’ve assumed that loan prepayment speeds remain high at 25% annualized.  You’re also likely to see high share repurchase activity from the Company this year, again depending upon market conditions.

Since the core of the bank’s value is in its deposits, we’ll continue to seek out new customers.  As you know, we use a database driven marketing strategy, concentrated primarily in our local markets as a means to promote customer retention.  It’s been a very successful model, and we’re looking to add another 15% or so to deposits this year.

And, finally, operating expenses should remain flat this year, despite rising salary and benefit, and insurance costs – unless we add new branches.  Although we have one of the lowest efficiency ratios in the industry, we’ve sharpened the pencil on our operating expense budget, and have encouraged our third-party providers to do the same.

With that, I’d like to turn it back over to Mr. Palagiano for questions.  Operator?